                                                                     EXHIBIT 4.1

                               EXCHANGE AGREEMENT


         This EXCHANGE AGREEMENT (this "Agreement") is entered into as of the 7th day of May, 1998 between Commerzbank Aktiengesellschaft, Grand Cayman Branch (the "Investor"), and Security Capital Group Incorporated, a Maryland corporation ("Security Capital").

         WHEREAS, the Investor has purchased (i) shares of Security Capital's Series A Cumulative Convertible Redeemable Voting Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), from Security Capital and (ii) shares of Security Capital's Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Security Capital's Class B Common Stock, par value $0.01 per share (the "Class B Shares"), in the open market or in negotiated transactions with third parties and wishes to exchange those shares (or, in the case of Class A Shares, the Class B Shares into which they were converted) for shares of Security Capital's Series B Cumulative Convertible Redeemable Voting Preferred Stock, par value $.01 per share (the "Series B Preferred Shares"), the terms of which shall be as set forth in Articles Supplementary in the form of Exhibit A (the "Articles Supplementary"); and

         WHEREAS, Security Capital is willing to issue to the Investor Series B Preferred Shares upon exchange of Series A Preferred Shares and Class B Shares in accordance with and subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

1.       EXCHANGE OF SHARES.

         (A) EXCHANGE. The Investor and Security Capital agree that the Investor shall exchange all of its Series A Preferred Shares and 3,293,288 Class B Shares (the Series A Preferred Shares and Class B Shares exchanged pursuant to this Agreement are collectively referred to herein as the "Exchange Shares") for Series B Preferred Shares in accordance with and subject to the terms and conditions set forth herein.

         (B) CLOSING OF EXCHANGE. The closing (the "Closing") of the exchange of the Exchange Shares for Series B Preferred Shares shall take place at Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501 at 9:00 a.m., Mountain time, on May 12, or at such other location, date and time as may be agreed on by Security Capital and the Investor, but not later than May 15, 1998 (such date and time being hereinafter referred to as the "Closing Date").

         (C) NUMBER OF SERIES B PREFERRED SHARES ISSUABLE UPON EXCHANGE. The number of Series B Preferred Shares issuable to the Investor upon exchange of the Exchange Shares shall equal the aggregate Fair Market Value of the Exchange Shares divided by $1,000. The Fair Market Value of the Exchange Shares shall equal $257,642,000 as of the date hereof.

         (D) SURRENDER OF EXCHANGE SHARES. At the Closing, the Investor shall surrender the certificates representing the Exchange Shares, duly endorsed or assigned to Security Capital or in blank.

         (E) ISSUANCE OF SERIES B PREFERRED SHARES. At the Closing, Security Capital shall issue and shall deliver to the Investor, or on its written order, a certificate or certificates for the number of full Series B Preferred Shares issuable upon the exchange of the Exchange Shares in accordance with the provisions of this Agreement. No fractional shares or scrip representing fractional interests in respect of Series B Preferred Shares shall be issued upon exchange of the Exchange Shares. Instead of any fractional interest in respect of Series B Preferred Shares that would otherwise be deliverable upon the exchange of the Exchange Shares, Security Capital shall pay to the Investor an amount in cash based on the Fair Market Value of the Exchange Shares not so exchanged.

         (F) SPECIAL DIVIDEND. At the Closing, Security Capital shall pay a special dividend on the Series A Preferred Shares exchanged at the rate provided for therein for the portion of the Dividend Period (as defined in Security Capital's Charter) from the prior Dividend Payment Date (as defined in Security Capital's Charter) to and including the Closing Date.

         (G) STOCKHOLDER AGREEMENT. The Stockholder Agreement between Security Capital and the Investor, dated as of February 20, 1998, shall automatically terminate upon the consummation of the Closing.

         (H) SETTLEMENT. Without admitting that any claim would arise, or any liability would exist, under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), as a result of this Agreement and the transactions contemplated hereby, at the Closing, the Investor shall deliver to Security Capital certificates representing 3,352 Class B Shares, duly endorsed or assigned to Security Capital or in blank, in full settlement of any such claim, or any liability in connection therewith, which may arise under Section 16(b) as a result of this Agreement and the transactions contemplated hereby. The Investor and Security Capital agree that such Class B Shares have a value of $30.00 per share as of the date hereof, representing $100,560 in the aggregate.


2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SECURITY
CAPITAL.

         Security Capital represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date, that:

         (A) ORGANIZATION. Security Capital has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland with full power and authority to own, lease and operate its properties and conduct its business as now being conducted.

         (B) POWER AND AUTHORITY. Security Capital has all requisite power and authority and has taken all required action necessary to execute, deliver and perform this Agreement, to receive the Exchange Shares and to issue the Series B Preferred Shares as herein provided.

         (C) ENFORCEABILITY. This Agreement has been duly executed and delivered by Security Capital and constitutes the legal, valid and binding obligation of Security Capital enforceable against Security Capital in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (D) VALID ISSUANCE OF SERIES B PREFERRED SHARES. Any Series B Preferred Shares issued upon exchange of the Exchange Shares as described above to the Investor hereunder, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, shall be duly and validly issued, fully paid and nonassessable and, assuming the accuracy of the Investor's representations set forth in Section 3, shall be issued in compliance with all applicable federal and state laws.

         (E) COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by Security Capital and the consummation by Security Capital of the transactions contemplated hereby do not and will not (i) result in a violation of Security Capital's charter (the "Charter") or Bylaws or
(ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Security Capital is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to Security Capital or by which any property or asset of Security Capital is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not impair Security Capital's ability to perform in all material respects its obligations under this Agreement).

         (F) NO REGISTRATION UNDER THE SECURITIES ACT. Assuming the accuracy of the Investor's representations set forth in Section 3, it is not necessary in connection with the issuance and delivery of the Series B Preferred Shares in the manner contemplated by this Agreement to register the Series B Preferred Shares under the Securities Act of 1933, as amended (the "Securities Act").

         (G) LIMITED EXEMPTION FROM OWNERSHIP LIMIT. Security Capital's Board of Directors has duly adopted a resolution substantially in the form of Exhibit B, thereby exempting the Investor from the Ownership Limit contained in Article FIFTH of Security Capital's Charter to the extent provided therein.

         (H) FILING OF ARTICLES SUPPLEMENTARY. Security Capital shall adopt and file the Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT") on or before the Closing Date.

         (I) NO DILUTIVE TRANSACTIONS. Since January 1, 1998, Security Capital has not engaged in any transaction, or approved or set a record date for any transaction, which would require any adjustment to the Conversion Price (as defined in Security Capital's Charter) of the Series A Preferred Shares or the Conversion Price (as defined in the Articles Supplementary) of the Series B Preferred Shares, if outstanding at such time, or would have required an adjustment in the absence of paragraph (g)(v) of Article FOURTH, C, Section 6 of the Charter or paragraph (g)(v) of Article FIRST, Section 6 of the Articles Supplementary and the last sentence of paragraph (h) of Article FOURTH, C,
Section 6 of the Charter or the next to the last sentence of paragraph (h) of Article FIRST, Section 6 of the Articles Supplementary.

         (J) SETTLEMENT. Security Capital has reviewed the terms of the settlement of any claim or liability which may arise pursuant to Section 16(b) set forth in Section 1(h), and has made a finding that the terms of the settlement are fair, reasonable and adequate and were arrived at as a result of good faith negotiations between Security Capital and the Investor.


3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR.

         The Investor represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date, that:

         (A) ORGANIZATION. The Investor has been duly licensed as a branch of Commerzbank Aktiengesellschaft, a bank duly organized and validly existing under the laws of Germany, with full power and authority to conduct its business as now being conducted.

         (B) POWER AND AUTHORITY. The Investor has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement, to deliver the Exchange Shares and to acquire any Series B Preferred Shares acquired hereunder.

         (C) ENFORCEABILITY. This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable in accordance with its terms, except as may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (D) COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor's constituent documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor (including, without limitation, the Bank Holding Company Act of 1956, as amended, and the International Banking Act of 1978, as amended) or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not impair the Investor's ability to perform in all material respects its obligations under this Agreement).

         (E) TITLE TO EXCHANGE SHARES. The Investor will own any Exchange Shares exchanged pursuant to this Agreement free and clear of all liens, encumbrances, security interests and adverse claims and will convey the Exchange Shares to Security Capital on the Closing Date free and clear of all liens, encumbrances, security interests and adverse claims.

         (F) OWNERSHIP LIMITATIONS. The Investor has received a copy of the Charter and understands the restrictions on transfer and ownership of Security Capital's stock included therein.

         (G) SOPHISTICATED INVESTOR. In the normal course of its business or its investing activities, the Investor invests in or purchases securities similar to the Series B Preferred Shares and the Class B Shares and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Series B Preferred Shares or the Class B Shares into which the Series B Preferred Shares are convertible. The Investor is aware that it may be required to bear the economic risk of an investment in the Series B Preferred Shares or the Class B Shares into which the Series B Preferred Shares are convertible for an indefinite period of time and it is able to bear such risk for an indefinite period.

         (H) UNREGISTERED SECURITIES. The Investor understands and acknowledges and agrees that neither the Series B Preferred Shares nor the Class B Shares into which the Series B Preferred Shares are convertible have been registered under the Securities Act or any other applicable securities law and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto. The Investor acknowledges that the Series B Preferred Shares received by it pursuant to this Agreement shall be in the form of physical certificates and that, unless and until the Series B Preferred Shares have been registered under the Securities Act or the Investor shall have furnished an opinion of counsel, in form and substance satisfactory to Security Capital, to the effect that such legend may be deleted, the certificates shall bear a legend to the following effect:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT. THESE SECURITIES MAY NOT BE TRANSFERRED IN VIOLATION OF ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

         (I) ACCESS TO INFORMATION. The Investor has had access to such financial and other information concerning Security Capital or any of its affiliates and the Series B Preferred Shares and the Class B Shares as it deemed necessary in connection with the transactions contemplated by this Agreement, including an opportunity to ask questions and request information from Security Capital.

         (J) ACQUIRING FOR OWN ACCOUNT. The Investor will acquire any Series B Preferred Shares acquired pursuant to this Agreement for its own account and not with any view toward the resale or distribution thereof or with any present intention of selling or distributing any of the Series B Preferred Shares, but subject nevertheless to the disposition of the Series B Preferred Shares being at all times within the Investor's control subject to the instruments constituting and governing the Series B Preferred Shares.

4.       MISCELLANEOUS

         (A) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, provided that no rights set forth in or under this Agreement may be assigned by either party without the prior written consent of the other party.

         (B) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof.

         (C) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (D) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         (E) NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) on the fifth business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (iii) on the next business day after dispatch via nationally recognized overnight courier or (iv) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below or at such other address as such party may designate by ten days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

         if to the Investor, to

                    Commerzbank Aktiengesellschaft, Grand Cayman Branch c/o Commerzbank Aktiengesellschaft, New York Branch Two World Financial Center
                    New York, New York 10281
                    Attention: James Henry
                    Facsimile: (212) 266-7530

         with a copy to:

                    Robert L. Tortoriello
                    Cleary, Gottlieb, Steen & Hamilton
                    One Liberty Plaza
                    New York, New York 10006
                    Facsimile: (212) 225-3999

         if to Security Capital, to:

                    Security Capital Group Incorporated
                    125 Lincoln Avenue
                    Santa Fe, New Mexico 87501
                    Attention: Jeffrey A. Klopf
                    Facsimile: (505) 988-8920

         with a copy to:

                    Edward J. Schneidman
                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois 60603
                    Facsimile: (312) 701-7711

         (F) EXPENSES. Each party shall pay all costs and expenses which it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Articles Supplementary, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         (G) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Security Capital and the Investor.

         (H) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         (I) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
         (J) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  SECURITY CAPITAL GROUP INCORPORATED


                                  By:      /s/ C. Ronald Blankenship
                                     ----------------------------------
                                  Name:        C. Ronald Blankenship
                                       --------------------------------
                                  Title:       Managing Director
                                        -------------------------------



                                  COMMERZBANK AKTIENGESELLSCHAFT,
                                  GRAND CAYMAN BRANCH


                                  By:     /s/ James J. Henry
                                     ----------------------------------
                                  Name:       James J. Henry
                                       --------------------------------
                                  Title:      Senior Vice President
                                        -------------------------------


                                  By:     /s/ Anne M. Swope
                                     ----------------------------------
                                  Name:       Anne M. Swope
                                       --------------------------------
                                  Title:      Vice President
                                        -------------------------------